UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: January 12, 2023
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34245	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 East Market Street, York, Pennsylvania	17401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (717) 845-3601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

COMMON STOCK, NO PAR VALUE	YORW	The Nasdaq Global Select Market
(Title of Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ◻

THE YORK WATER COMPANY

Item 7.01	Regulation FD Disclosure.

THE YORK WATER COMPANY ANNOUNCES SETTLEMENT OF RATE CASE

Rate request recognizes York Water’s $176 million investment to improve the communities’
water and wastewater infrastructure

York, Pennsylvania, January 12, 2023: JT Hand, President and CEO of The York Water Company (Nasdaq: YORW) announced today that the Pennsylvania Public Utility Commission (PPUC) approved a joint settlement agreement at its January 12, 2023, public meeting, allowing an increase in base rates for water and wastewater customers of The York Water Company. The approved rates provide for cost recovery for York Water and an expanded customer assistance program while maintaining affordability for customers.

The new rates approved by the PPUC affect approximately 75,000 water and wastewater customers throughout York, Adams, and Franklin Counties, Pennsylvania. Even with the approved increases, York Water remains one of the lowest cost providers and most efficient water and wastewater utilities in the nation.

Hand stated, "Although water and wastewater remain the most affordable utilities, York Water is sensitive to economy-wide inflationary pressures and increased costs for our residential and business customers. We believe this is a fair and reasonable result that allows the Company to recover approximately $176 million in recent investments in system improvements and infrastructure replacements and allows us to continue to meet the current and future needs of our customers." It is estimated that the approved rates will increase the average residential water bill for customers using 4,027 gallons from $46.49 per month to $53.06 per month, or an increase of approximately 22 cents per day. Hand commented that “even with the increase, the cost of water service for our average customer is slightly more than one penny per gallon.” The Company’s last rate case increase occurred four years ago, with rates effective March 1, 2019.

Hand cited the following examples of necessary investments to improve resiliency, reliability, and redundancy.:

•	Relining, reinforcement, and replacement of 4.5% of the Company’s water mains to reduce costs and service interruptions caused by water main breaks;

•	Rehabilitation and improvements to the Lake Williams Dam to comply with modern design and regulatory standards and to secure this important reservoir for a second century of service;

•	Replacement of service lines, water meters, fire hydrants, and all known Company-owned lead service lines;

•	Replacement of customer-owned lead service lines when discovered at no direct cost to the customer;

•	Construction of a wastewater treatment plant to serve the growing wastewater needs in the community;

•	Enhanced physical and cyber security across certain physical and digital assets.

Unlike the Company’s uniform water rate structure, wastewater rates will increase based upon the specific wastewater system. Hand noted that “some of the wastewater increases are higher than others due to the low historical rates and nominal investment made by previous providers and an effort to have all wastewater customers pay the full cost to provide safe and reliable wastewater service.” The average monthly residential wastewater bill will increase by approximately $26.

The approved rates allow for a total increase of approximately $13.5 million in annual combined water and wastewater revenue. The Company filed the rate request with the PPUC on May 27, 2022. The new rates will become effective on March 1, 2023.

THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

/s/ Matthew E. Poff
Date: January 12, 2023	Matthew E. Poff
Chief Financial Officer